SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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CONMED Corporation

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP

Voce Capital LLC

Voce Capital Management LLC

James W. Green

Joshua H. Levine

J. Daniel Plants

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Glass Lewis supports voce CAPITAL’s call for FURTHER change at CONMED

Recommends Shareholders Elect Voce Nominees James W. Green and Joshua H. Levine by Voting on the WHITE Proxy Card

SAN FRANCISCO – August 28, 2014 – Voce Capital Management LLC (“Voce”) announced today that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, has recommended shareholders elect Voce nominees James W. Green and Joshua H. Levine at the annual shareholder meeting of CONMED Corporation (“ConMed” or the “Company”) (Nasdaq:CNMD) on September 10, 2014.

In its report, Glass Lewis stated that the recent changes by ConMed “were made largely in response to [Voce] as opposed to the board taking truly proactive steps.” In spite of the changes, Voce “has put forth a compelling case to justify the election of…Nominees Green and Levine, both of whom have extensive industry experience that we believe should be of great benefit to the Company, particularly considering the transitional leadership period the Company is currently going through.”

Glass Lewis notes that “most, if not all, of [Voce’s nominees] appear to us to arguably have stronger qualifications than those of the incumbent directors that [Voce] is seeking to remove.” Glass Lewis further details the deficiencies in the ConMed’s nominees with the following arguments:

▪	“Ms. Golden, Mr. Mandia and Mr. Lande have no relevant industry experience outside of their service on the Company’s board.”
▪	Ms. Golden’s “sole external qualification being on the Company’s board,” her accounting background, is “somewhat redundant”
▪	“[There is] significant doubt as to the applicability of Mr. Mandia’s experience to the Company”

J. Daniel Plants, Voce’s Managing Partner, stated: “We are gratified to see that Glass Lewis shares our view that further changes are needed at ConMed and supports the election of Jim Green and Josh Levine to the Board. Of course, we continue to believe all of our nominees bring much needed additional experience and skills to the Board.”

Glass Lewis specifically recommended that shareholders vote on the WHITE proxy card and that they not vote on the management card. Voce continues to encourage its fellow shareholders to execute and return the WHITE proxy card. In addition to

Messrs. Green and Levine, Voce’s third nominee is J. Daniel Plants, Managing Partner of Voce and a former investment banking executive at Goldman Sachs and JPMorgan.

About Voce Capital Management

Voce Capital Management LLC (“Voce”) is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership. Voce employs a value-driven, governance-focused investment strategy and is based in San Francisco, California.

CONTACT INFORMATION:         J. Daniel Plants, Managing Partner

                                                Voce Capital Management

                                                (415) 489-2601

David Drake, President

Georgeson, Inc.

                                                (212) 440-9861

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VOCE CATALYST PARTNERS LP, VOCE CAPITAL LLC, VOCE CAPITAL MANAGEMENT LLC AND J. DANIEL PLANTS (COLLECTIVELY, “VOCE”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CONMED CORPORATION (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY VOCE, JAMES W. GREEN AND JOSHUA H. LEVINE (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN OR WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, GEORGESON INC., VOCE'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (800) 905-7281.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON AUGUST 14, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.